Exhibit 10-9
FirstEnergy Operating Companies
FERC Electric Tariff, Original Volume No.2
Service Agreement No.73

[Execution Copy]

ELECTRIC POWER SUPPLY AGREEMENT

Between The Cleveland Electric Illuminating Company, Ohio Edison

Company, Pennsylvania Power Company, The Toledo Edison

Company, Sellers

And

FirstEnergy Services Corp. , Buyer

This Electric Power Supply Agreement ("Agreement") effective as ofJanuary 1, 2001, is made by and between The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company ("the FirstEnergy Operating Companies" or "Seller"), and FirstEnergy Services Corp. ("Services" or "Buyer"). The FirstEnergy Operating Companies and Services may be identified collectively as "Parties" or individually as a "Party." This Agreement is entered into in connection with the transfer of operating control and ultimately ownership of the FirstEnergy Operating Companies' generation assets to Services pursuant to Ohio electric restructuring legislation and FirstEnergy's transition plan approved by the Ohio Public Utilities Commission in Case No. 99-1212-EL-ETP, et at. (hereinafter, "Ohio Transition Plan").

WHEREAS, the FirstEnergy Operating Companies are in the process of restructuring their operations in accordance with the Ohio Transition Plan by selling all of the output of their nuclear generating facilities and the output of CEI and TE' s leasehold interest in the Mansfield generating facilities (collectively "the Generating Facilities") to Services; and

WHEREAS, it is not feasible for Seller to transfer ownership or control of its nuclear generating facilities, or to sublease CEI and TE's leasehold interest in the Mansfield generating facilities, at the current time; and

WHEREAS, Buyer desires to obtain the entire electric output of the Seller's Generating Facilities pursuant to the rates, terms and conditions set forth herein.

It is agreed as follows:

I.	TERM

The sale and purchase of electric power pursuant to this Agreement shall begin on January 1,2001, or such later effective date authorized by the Federal Energy Regulatory Commission, and shall remain in effect until December 31, 2005, or such earlier date as terminated by either Party upon at least sixty days written notice to the other Party.

II.	SALE AND PURCHASE OF CAPACITY AND ENERGY

A.
Seller shall make available or cause to be made available to Buyer all of the electric Capacity and Energy that is available from its Generating Facilities and Buyer shall purchase and pay for such Capacity and Energy in accordance with the terms of this Agreement. Seller shall make such firm Capacity and Energy available at the Delivery Points. Buyer shall arrange and will be responsible for all transmission service at and from the Delivery Points. Seller will also provide all Real Power Losses required by Buyer at and from the Delivery Points. The Capacity, Energy, and Real Power Losses supplied by Seller are collectively referred to as Buyer's "Power Supply Requirements". Electric Capacity and Energy supplied shall be sixty-hertz, three phase alternating current. The Power Supply Requirements will be provided in accordance with Good Utility Practice, and where applicable, the provisions of American Transmission Systems, Incorporated's Open Access Transmission Tariff (OATT).

III.	SCHEDULING AND SYSTEM PLANNING

A.
In order for Services to be able to plan adequately to market and sell all of the Capacity and Energy available from Seller, Seller shall notify Services on or before November 1 of each year during the term of this Agreement of the amount of Capacity and Energy it expects to have available in each month of the next calendar year.

B.	On or before April 1, Seller shall update its initial annual forecast of available Capacity and Energy for any full month(s) remaining in the calendar year.

IV.	PRICE

Seller shall charge, and Buyer shall pay, for Buyer's Power Supply Requirements, as follows:

A.	Capacity Charges

Buyer will pay Seller one twelfth of the Capacity charge set forth in Exhibit A for each kW of installed generation as identified in Exhibit C.

B.	Energy Charges

In addition to the Capacity charges specified above, Buyer shall pay Seller the Energy charge per MWh set forth in Exhibit A for all Energy supplied by Seller to Buyer. The Energy supplied by Seller includes Real Power Losses. Buyer shall provide Seller aggregated metered sales in sufficient detail for Seller to determine after the fact, the quantity of Energy supplied to Buyer during a billing period. Buyer and Seller will abide by all applicable Code of Conduct provisions in exchanging this data, and such data will be considered Confidential Information under Section 7.3 of this Agreement.

C.	Other Charges

1.	Taxes. If a revenue or per MWH tax is imposed on Capacity or Energy sold under this Agreement, the Buyer will reimbursed the Seller for such taxes.

D.
Unless otherwise specifically agreed upon by the Parties, the calendar month shall be the standard period for all payments under this Agreement. As soon as practicable after the end of each month, the Seller will render an invoice to Buyer for the amounts due for Power Supply Requirements for the preceding month. Payment shall be due and payable within ten days of receipt of the invoice or, if such day is not a Business Day, then on the next Business Day. Buyer will make payments by electronic funds transfer, or by other mutually agreeable method(s) to the account designated by Seller. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate until the date of payment in full.

E.
Each Party shall keep complete and accurate records of its operations under this Agreement and shall maintain such data as may be necessary to determine the reasonableness and accuracy of all relevant data, estimates, or invoices submitted by or to it hereunder. All records regarding this Agreement shall be maintained for a period of two years from the date of the invoice or payment, or such longer period as may be required by law.

F.
Buyer shall have the right, at its own expense and during normal business hours, to audit the accounts and records of Seller that reasonably relate to the provision of service under this Agreement. If the audit reveals an inaccuracy in an invoice, the necessary adjustment in such invoice and the payments therefor will be promptly made. No adjustment will be made for any invoice or payment made more than two years from rendition thereof. This provision shall survive the termination of this Agreement for a period of two years from the date of termination for the purpose of such invoice and payment objections. To the extent that audited information includes Confidential Information, the Buyer shall keep all such information confidential under Section 7.3.

G.
Nothing contained herein shall be construed as affecting in any way the right of the Party furnishing service under this Agreement to unilaterally make application to the Federal Energy Regulatory Commission for a change in rates under Section 205 of the Federal Power Act and pursuant to the Commission's Rules and Regulations thereunder.

V.	Metering

Generation metering shall be installed, operated and maintained in accordance with the applicable interconnection agreement between the FirstEnergy Operating Companies and ATSI. Metering between control areas shall be handled in accordance with the applicable Open Access Transmission Tariff. Retail metering shall be provided in accordance with applicable state law. Nothing in this Agreement requires Seller or Buyer to install new metering facilities.

VI.	Notices

All notices, requests, statements or payments shall be made as specified below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith.

NOTICES & CORRESPONDENCE:

To Seller: FirstEnergy Operating Companies President 76 South Main Street Akron, Ohio 44308	To Buyer: FirstEnergy Services Corp. Manager, Wholesale Energy 395 Ghent Road Akron, Ohio 44333

INVOICES & PAYMENTS:

To Seller: FirstEnergy Operating Companies President 76 South Main Street Akron, Ohio 44308	To Buyer: FirstEnergy Services Corp. Manager, Wholesale Energy 395 Ghent Road Akron, Ohio 44333

SCHEDULING:

To Seller: FirstEnergy Operating Companies President 76 South Main Street Akron, Ohio 44308	To Buyer: FirstEnergy Services Corp. Manager, Wholesale Energy 395 Ghent Road Akron, Ohio 44333

VII.	MISCELLANEOUS

7.1	Performance Excused

If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations hereunder, then, during the tendency of such Force Majeure but for no longer period, the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be relieved of its obligations insofar as they are affected by Force Majeure. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof as soon as practicable after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure; provided, however, that this provision shall not require Seller to deliver, or Buyer to receive, Power at Delivery Points other than those Delivery Points designated under this Agreement.

Force Majeure shall be defined as any cause beyond the reasonable control of, and not the result of negligence or the lack of diligence of, the Party claiming Force Majeure or its contractors or suppliers. It includes, without limitation, earthquake, storm, lightning, flood, backwater caused by flood, fire, explosion, act of the public enemy, epidemic, accident, failure of facilities, equipment or fuel supply, acts of God, war, riot, civil disturbances, strike, labor disturbances, labor or material shortage, national emergency, restraint by court order or other public authority or governmental agency, interruption of synchronous operation, or other similar or dissimilar causes beyond the control of the Party affected, which causes such Party could not have avoided by exercising good electric operating practice. Nothing contained herein shall be construed to require a Party to settle any strike, lockout, work stoppage, or other industrial disturbance or dispute in which it may be involved or to take an appeal from any judicial, regulatory or administrative action.

7.2.  Transfer of Title and Indemnification

Title and risk of loss related to the Power Supply Requirements shall transfer to the Buyer at the Delivery Points. Seller warrants that it will deliver the Power Supply Requirements to Buyer free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Points. Each Party shall indemnify, defend an hold harmless the other Party from and against any claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to the Power Supply Requirements is vested in the other Party.

7.3   Confidentiality

Neither Party shall disclose to third parties Confidential Information obtained from the other Party pursuant to this Agreement except in order to comply with any applicable law, regulation, or any exchange, control area, or independent system operator rule, or in connection with any court or regulatory proceeding. Provided, however, that each Party shall to the extent practicable use reasonable efforts to prevent or limit the disclosure required to third parties.

7.4   Further Assurances

Subject to the terms and conditions of this Agreement, each of the Parties hereto will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effective the transactions contemplated hereby.

7.5    Amendment

This Agreement may be amended only by a written agreement signed by the Parties.

7.6    Assignment

Unless mutually agreed to by the Parties, no assignment, pledge, or transfer of this Agreement shall be made by any Party without the prior written consent of the other Party, which shall not be unreasonably withheld, provided, however, that no prior written consent shall be required for (i) the assignment, pledge or other transfer to another company or affiliate in the same holding company system as the assignor, pledgor or transferor, or (ii) the transfer, incident to a merger or consolidation with, or transfer of all (or substantially all) of the assets of the transferor, to another person or business entity; provided, however, that such assignee, pledgee, transferee or acquirer of such assets or the person with which it merges or into which it consolidates assumes in writing all of the obligations of such Party hereunder and provided, further, that either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), transfer, sell, pledge, encumber or assign such Party's rights to the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements.

7.7   Governing Law

The interpretation and performance of this Agreement shall be according to and controlled by the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

7.8    Counterparts

This Agreement may be executed in two or more counterparts and each such counterpart shall constitute one and the same instrument.

7.9    Waiver

No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any waiver shall be effective only for the particular event for which it is issued and shall not be deemed a waiver with respect to any subsequent performance, default or matter.

7.10   No Third Party Beneficiaries
This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement).

7.11   Severability

Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement.

7.12   Construction

The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be a limitation. The headings used herein are for convenience and reference purposes only.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Electric Power Supply Agreement on their behalf as of December 29,2000.

FirstEnergy Services Corp. By: ________________________________ Arthur R. Garfield President	The Cleveland Electric Illuminating Company Ohio Edison Company The Toledo Edison Company By: _________________________________ H. Peter Burg President

Pennsylvania Power Company By: ______________________________ H. Peter Burg Chairman of the Board

Exhibit A

1.	Capacity Charges

Year	Annual Price
2001	$57,836,418
2002	$57,836,418
2003	$57,836,418
2004	$57,836,418
2005	$57,836,418
$57,836,418

2.	Energy Charges

	2001	2002	2003	2004	2005
$/MWH	24.33	22.58	25.39	25.90	24.47

3.	Taxes

Will be charged on a per MWH Basis if applicable.

Exhibit B
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the terms listed below are defined as follows:

Affiliate means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing definition, "control means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power or ability to direct the affairs of the affiliate.

American Transmission Systems, Inc. or ATSI means the wholly owned subsidiary of FirstEnergy Corp. that owns, operates, or controls facilities used for the transmission of Energy within the FirstEnergy Control Area.

Business Day means any day on which Federal Reserve member banks in New York City are open for business.

Capacity means the resource that produces electric Energy, measured in megawatts.

Delivery Point means, where Capacity and Energy are supplied from generating facilities owned or controlled by the Seller within the FirstEnergy Control Area, the point of interconnection between the generating facility and the transmission facilities of American Transmission Systems, Inc. Delivery Point means, where Capacity and Energy are supplied from generating resources outside of the FirstEnergy Control Area, the interface between the facilities of the adjacent control area and the facilities of American Transmission Systems, Inc.

Energy means electric energy delivered under this Agreement at three-phase, 60-hertz alternating current measured in megawatt hours.

FERC means The Federal Energy Regulatory Commission or its regulatory successor.

FirstEnergy Control Area means the electric power system owned or controlled by affiliates of FirstEnergy Corp. to which a common automatic generation control scheme is applied in order to:

l)
match, at all times, the power output of the generators within the electric power system, and Capacity and Energy purchased from entities outside the electric power system, with the load within the electric power system;

2)	maintain scheduled interchange with other control areas within the limits of Good Utility Practice;
3)	maintain the frequency of the electric power system within reasonable limits in accordance with Good Utility Practice; and
4)	provide sufficient generating capacity to maintain operating reserves in accordance with Good Utility Practice.

Force Majeure has the meaning given in Section 7.1.

Good Utility Practice means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts, generally accepted in the region and consistently adhered to by utilities in the region.

Interest Rate means the lesser of Prime Rate plus two percent and the maximum lawful rate permitted by applicable law.

NERC means The North American Electric Reliability Council.

Power means Capacity and/or Energy.

Prime Rate means for any date, the per annum rate of interest announced from time to time by Citibank, N.A., as its prime rate for commercial loans, effective for such date as established from time to time by such bank.

Real Power Losses means Capacity and Energy supplied to compensate for losses that occur when Power is delivered over transmission and distribution facilities.

Taxes means all ad valorem, property, occupation, utility, gross receipts, sales, use, excise and other taxes, governmental charges, licenses, permits and assessments, other than taxes based on net income or net worth.

Transmission Provider means the utility or utilities, including ATSI, transmitting Power on behalf of Buyer to or from the Delivery Point(s) under this Agreement.

Exhibit C

Installed Generation

Unit	Net Demonstrated Capability (MW)
Beaver Valley Unit 1 Beaver Valley Unit 2 Davis Besse Mansfield Unit 1 * Mansfield Unit 2* Mansfield Unit 3* Perry	810 820 883 51 358 355 1,254
Total	4,531

*CEI and TE leasehold interest only.